Exhibit 5.2

July 19, 2024

Biodexa Pharmaceuticals PLC

1 Caspian Point

Caspian Way

Cardiff, CF10 4DQ

United Kingdom

Ladies and Gentlemen:

We have acted as United States legal counsel to Biodexa Pharmaceuticals PLC, a public limited company organized under the laws of England and Wales (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement, dated July 19, 2024 (the “Prospectus Supplement”), to a Registration Statement (File No. 333-267932) on Form F-3, as amended (the “Registration Statement”), filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the sale of (i) an aggregate of 5,050,808 American depositary share (“ADS”), representing 400 ordinary shares of the Company, nominal value £0.001 per share (“Ordinary Shares”), and (ii) pre-funded warrants (“Pre-Funded Warrants”) to purchase up to 278,975 ADSs (the “PFW Shares”), pursuant to the Securities Purchase Agreement, dated July 19, 2024, between the Company and the purchasers named therein (the “Purchase Agreement”). The form of Purchase Agreement will be filed as an exhibit to a Report on Form 6-K and incorporated by reference into the Registration Statement. . This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. All capitalized terms used but not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Articles of Association, as currently in effect, the form of Pre-Funded Warrants, the Prospectus Supplement, the Purchase Agreement and such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Our opinion is limited to the laws of the State of New York. Without limiting the generality of the foregoing, we express no opinion with respect to (i) the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction or (ii) the compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. Various matters concerning the laws of England and Wales are addressed in the opinion of Brown Rudnick LLP, separately provided to you.

July 19, 2024

Based upon the foregoing, we are of the opinion that the Pre-Funded Warrants, if and when paid for in accordance with the terms of the Registration Statement and the Purchase Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We understand that you wish to file this opinion with the Commission as an exhibit to a Report on Form 6-K for incorporation by reference into the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very Truly Yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.